Exhibit 99.1

Contacts: Chip Coffee President and Chief Executive Officer

875 Lowcountry Blvd	Alan Jackson
Mount Pleasant, SC 29464	Executive Vice President
(843) 388-8433	and Chief Financial Officer

Tidelands Bancshares Announces First Quarter 2010 Results

Mount Pleasant, S.C., April 21, 2010 — Tidelands Bancshares, Inc. (Nasdaq:TDBK), holding company for Tidelands Bank, today announced results for its first quarter ended March 31, 2010. The Company experienced a loss available to common shareholders of $1.99 million primarily due to credit related provision of $3.60 million compared to a loss of $0.86 million for the first quarter of 2009. The first quarter results represent a loss of $0.49 per diluted common share, compared to a loss of $0.21 per common diluted share for the first quarter of 2009.

First Quarter 2010 — Highlights (First Quarter 2010 vs. First Quarter 2009)

•                  Net interest income increased 18.4% to $5.2 million

•                  Total loans of $480.3 million, up 3.0%

•                  Retail deposits of $391.5 million, up 39.7%

•                  Noninterest-bearing deposits of $14.6 million, up 28.6%

•                  Net interest margin of 2.86%, up 38 basis points

“Our bottom line financial performance continues to reflect the challenging operating environment which currently exists within our market area along with the resulting increase in our loan loss provisions,” said Robert E. “Chip” Coffee Jr., President and Chief Executive Officer of Tidelands Bancshares. “We believe that we are making solid progress in positioning Tidelands Bank for strong performance once the local economy returns to a more normalized condition. We remain well-capitalized, and we are aggressively working to manage our asset quality while maintaining a strong liquidity position.”

“We continue to apply our core operating strength of relationship banking to develop new business opportunities in the coastal communities that we serve, utilizing our enhanced underwriting to support disciplined loan management. During the first quarter we originated new loans totaling $14.0 million, as we continue to meet the credit needs of our customers.  In addition, we continued to leverage our branch infrastructure by increasing our retail deposits $111.3 million over the last 12 months.”

-MORE-

Net interest income grew to $5.2 million, an increase of 18.4% over the first quarter 2009, driven by a $1.1 million decrease in total interest expense. Net interest margin for the first quarter of 2010 was 2.86% compared to 2.48% for the prior year quarter. Lower market interest rates and disciplined deposit pricing resulted in a 73 basis point reduction in the total cost of funds, compared to the first quarter of 2009.  On a linked quarter to quarter basis, net interest margin improved 9 basis points, reflective of a 13 basis point reduction in cost of funds, partially offset by a 2 basis point decline in earning asset yields.

Net charge-offs for the first quarter of 2010 were $2.7 million, compared to $4.6 million in the fourth quarter of 2009. The net charge-off ratio of 0.56% was 40 basis points below year end. Nonperforming loans as a percentage of total loans were 4.48% at March 31, 2010, up from 4.39% at December 31, 2009. The current quarter’s provision for loan losses of $3.6 million was $2.8 million lower than fourth quarter, and the ratio of loan loss allowance to total loans outstanding was 2.27% up from 2.07% at the end of the fourth quarter of 2009.

About Tidelands Bancshares, Inc.

Tidelands Bancshares, Inc., headquartered in Mt. Pleasant, SC, operates as a bank holding company of Tidelands Bank. Tidelands is a local community bank focused on serving individuals, families, entrepreneurs, and small businesses in the South Carolina lowcountry, with 7 locations serving Charleston, Dorchester, Berkley, Horry, and Beaufort counties. With approximately $760 million in assets, Tidelands Bank offers mortgages, construction loans, deposit products, internet banking, 24 hour telephone banking, and ATM service, and takes great pride in providing the custom banking solutions and services necessary to meet customer needs. Traded on the NASDAQ market as TDBK, Tidelands can also be found on the web at www.tidelandsbank.com.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Our summary consolidated financial data as of and for the periods ended March 31, 2010 and 2009 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

-Financial Tables Follow-

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Statements of Operations

For the three months ended March 31, 2010, December 31, 2009 and March 31, 2009

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Interest income:
Loans, including fees	$6,323,547	$6,456,327	$6,137,229
Securities available for sale, taxable	2,487,968	2,555,559	2,977,042
Securities available for sale, non-taxable	22,190	22,190	50,566
Federal funds sold	12,721	10,796	3,527
Other interest income	116	185	723
Total interest income	8,846,542	9,045,057	9,169,087
Interest expense:
Time deposits $100,000 and over	671,584	708,453	884,163
Other deposits	2,060,285	2,258,594	2,854,954
Other borrowings	921,125	963,569	1,043,866
Total interest expense	3,652,994	3,930,616	4,782,983
Net interest income	5,193,548	5,114,441	4,386,104
Provision for loan losses	3,600,000	6,435,000	2,135,000
Net interest income after provision for loan losses	1,593,548	(1,320,559)	2,251,104

Noninterest income:
Service charges on deposit accounts	11,254	10,815	9,577
Residential mortgage origination income	65,966	70,918	76,302
Gain on sale of securities available for sale	138,842	3,576,739	307,004
Other service fees and commissions	130,679	118,930	133,516
Increase in cash surrender value of BOLI	133,385	136,372	124,515
Gain on extinguishment of debt	400,000	—	—
Impairment on nonmarketable equity securities	—	(46,250)	(75,000)
Other	13,143	(54,885)	(31,958)
Total noninterest income	893,269	3,812,639	543,956
Noninterest expense:
Salaries and employee benefits	2,039,659	1,323,766	1,971,104
Net occupancy	406,710	379,417	384,549
Furniture and equipment	211,035	210,433	215,598
Other operating	1,584,467	1,920,204	1,187,423
Total noninterest expense	4,241,871	3,833,820	3,758,674
Loss before income taxes	(1,755,054)	(1,341,740)	(963,614)
Income tax expense (benefit)	—	5,306,654	(334,000)
Net loss	$(1,755,054)	$(6,648,394)	$(629,614)
Accretion of preferred stock to redemption value	51,808	48,477	48,477
Preferred dividends accrued	180,600	184,613	180,600
Net loss available to common shareholders	$(1,987,462)	$(6,881,484)	$(858,691)
Loss per common share
Basic loss per share	$(0.49)	$(1.70)	$(0.21)
Diluted loss per share	$(0.49)	$(1.70)	$(0.21)
Weighted average common shares outstanding
Basic	4,090,146	4,063,733	4,044,186
Diluted	4,090,146	4,063,733	4,044,186

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31,	December 31,	March 31,
	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$4,774,175	$2,493,227	$13,724,944
Federal funds sold	5,085,000	12,500,000	—
Total cash and cash equivalents	9,859,175	14,993,227	13,724,944
Securities available for sale	222,840,742	229,786,787	279,204,610
Nonmarketable equity securities	5,892,650	5,892,650	5,985,540
Total securities	228,733,392	235,679,437	285,190,150
Mortgage loans held for sale	245,908	617,000	1,016,703
Loans receivable	480,309,537	485,555,288	466,337,867
Less allowance for loan losses	10,921,938	10,048,015	8,656,043
Loans, net	469,387,599	475,507,273	457,681,824
Premises, furniture and equipment, net	19,104,381	18,802,701	19,228,302
Accrued interest receivable	3,191,459	3,283,931	3,266,047
Bank owned life insurance	13,989,550	13,856,165	13,459,685
Other real estate owned	8,963,145	6,865,461	3,957,571
Other assets	6,074,636	6,324,714	3,893,022
Total assets	$759,549,245	$775,929,909	$801,418,248

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$14,631,575	$16,971,128	$11,373,865
Interest-bearing transaction accounts	28,150,681	29,688,124	45,106,865
Savings and money market	236,824,611	237,589,561	184,337,097
Time deposits $100,000 and over	104,030,520	105,975,461	95,074,003
Other time deposits	198,514,017	201,324,905	218,988,287
Total deposits	582,151,404	591,549,179	554,880,117

Securities sold under agreements to repurchase	35,000,000	60,000,000	72,500,000
Advances from Federal Home Loan Bank	85,000,000	65,000,000	100,800,000
ESOP borrowings	1,825,000	2,300,000	2,525,000
Junior subordinated debentures	14,434,000	14,434,000	14,434,000
Accrued interest payable	1,812,830	1,359,861	3,602,288
Other liabilities	1,912,337	2,362,125	696,565
Total liabilities	722,135,571	737,005,165	749,437,970

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value and liquidation value per share of $1,000, 10,000,000 shares authorized, 14,448 issued and outstanding at March 31, 2010 and December 31, 2009	13,581,468	13,529,660	13,384,229
Common stock, $.01 par value, 10,000,000 shares authorized; 4,277,176 shares issued and outstanding at March 31, 2010 and December 31, 2009	42,772	42,772	42,772
Common stock-warrants, 571,821 outstanding at March 31, 2010 and December 31, 2009	1,112,248	1,112,248	1,112,248
Unearned ESOP shares	(2,060,446)	(2,204,073)	(2,441,304)
Capital surplus	43,548,149	43,584,958	43,435,658
Retained deficit	(17,997,938)	(16,010,476)	(5,695,883)
Accumulated other comprehensive income (loss)	(812,579)	(1,130,345)	2,142,558
Total shareholders’ equity	37,413,674	38,924,744	51,980,278
Total liabilities and shareholders’ equity	$759,549,245	$775,929,909	$801,418,248

Tidelands Bancshares, Inc. and Subsidiary

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Per Share Data:
Net loss, basic	$(0.49)	$(1.70)	$(0.21)
Net loss, diluted	$(0.49)	$(1.70)	$(0.21)
Book value	$5.31	$5.68	$8.76
Weighted average number of shares outstanding:
Basic	4,090,146	4,063,733	4,044,186
Diluted	4,090,146	4,063,733	4,044,186

Performance Ratios:
Return on average assets (1)	(0.91)%	(3.02)%	(0.33)%
Return on average equity (1)	(18.09)%	(48.00)%	(4.90)%
Net interest margin (1)	2.86%	2.77%	2.48%
Efficiency ratio(2)	76.46%	70.11%	79.34%

Asset Quality Data:
Nonaccrual loans	$21,506,320	$21,294,897	$16,883,692
Loans 90 days or more past due and still accruing interest	—	—	—
Loans restructured or otherwise impaired (3)	—	—	—
Total impaired loans	21,506,320	21,294,897	16,883,692
Other real estate owned	8,963,145	6,865,461	3,957,571
Total nonperforming assets	$30,469,465	$28,160,358	$20,841,263

Loan charge-offs, net recoveries	$2,726,077	$4,592,660	$1,114,130
Loans past due, 30-89 days	$9,239,089	$10,122,482	$3,285,633

Nonperforming loans to total loans	4.48%	4.39%	3.62%
Nonperforming assets to total assets (4)	4.01%	3.63%	2.60%
Net charge-offs to average total loans (5)	0.56%	0.96%	0.24%
Allowance for loan losses to nonperforming loans	50.78%	47.18%	51.27%
Allowance for loan losses to total loans (5)	2.27%	2.07%	1.86%

Capital Ratios:
Period end tangible common equity to tangible assets	3.14%	3.27%	4.82%
Period end tangible equity to tangible assets	4.93%	5.02%	6.49%
Leverage ratio	6.52%	6.83%	8.06%
Tier 1 risk-based capital ratio	9.83%	10.21%	12.91%
Total risk-based capital ratio	11.42%	11.67%	14.15%

Growth Ratios and Other Data:
Percentage change in assets (1)	(8.56)%	8.49%	48.90%
Percentage change in net loans (1) (5)	(5.22)%	4.67%	2.99%
Percentage change in deposits (1)	(6.44)%	5.40%	(4.59)%
Percentage change in shareholders’ equity(1)	(15.74)%	(25.09)%	(0.04)%
Loans to deposit ratio (5)	82.51%	82.08%	84.04%

(1)          Interim periods are annualized.

(2)          Computed by dividing noninterest expense by the sum of net interest income and noninterest income.  Securities gains and losses and impairment charges are excluded from noninterest income for calculation purposes.

(3)          Loans restructured or otherwise impaired do not include nonaccrual loans.

(4)   Nonperforming assets include nonaccrual loans, loans 90 days or more past due and still accruing interest, loans restructured or otherwise impaired, and other real estate owned.

(5)          Includes nonperforming loans, if any.